FOR IMMEDIATE RELEASE

FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Contact: Mark Deasy (724) 741 - 8570
Investor Relations Contact: Elyse Lorenzato (724) 741 - 8525

MSA Safety Completes Acquisition of Sierra Monitor Corp.
PITTSBURGH, May 21, 2019 - Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced it has completed its acquisition of Sierra Monitor Corporation (OTCQB: SRMC) in an all-cash transaction valued at $33 million. Based in Milpitas, Calif., in the heart of Silicon Valley, Sierra Monitor is a leading provider of fixed gas and flame detection (FGFD) instruments and Industrial Internet of Things (IIoT) solutions that connect and help protect high-value infrastructure assets. Sierra Monitor has annual revenue of approximately $20 million and approximately 80 employees.
The acquisition enables MSA to accelerate its strategy to enhance worker safety and accountability through the use of cloud technology and wireless connectivity; a key focus of the company’s recently established Safety ioTM subsidiary. MSA launched Safety io in 2018, primarily to leverage the capabilities of its portable gas detection portfolio as it relates to cloud connectivity.
“We’re very excited to officially welcome Sierra Monitor to the MSA family,” said Nish Vartanian, MSA President and CEO. “Today, the safety industry is placing greater focus on connectivity and remote monitoring to enhance worker safety. With SMC on board, we can fast track our connectivity technology from Safety io into infrastructure applications for FGFD systems,” Mr. Vartanian said.
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Over the past several weeks, Mr. Vartanian said the company has been focused on developing a cross-functional integration process designed to ensure the success of the acquisition. “At the center of this process is a highly skilled integration team comprised of functional area business leaders from both organizations,” Mr. Vartanian commented. “As we prepared for the closing of this transaction, this team created a detailed, process-driven blueprint to ensure the integration is fully planned and effectively executed. Now we’re looking forward to putting this plan into action,” he concluded.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures.  Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations.  The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military.  MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices.  With 2018 revenues of $1.4 billion, MSA employs approximately 4,800 people worldwide.  The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America.  With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America.  For more information visit MSA's web site at www.MSAsafety.com.

About Sierra Monitor Corporation

Headquartered in the heart of Silicon Valley in Milpitas, Calif., Sierra Monitor was founded forty years ago (in 1978) and has been a public company since 1989. Recently named a “Top Place to Work” in Silicon Valley, Sierra Monitor combines a distinguished track record in industrial sensing and automation with IoT technologies such as wireless, cloud connectivity, and data services. As a result, Sierra Monitor is at the forefront of the emerging IIoT trend. The company's vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications, while reducing demands on resources and energy consumption.
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Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to all projections and anticipated levels of future performance, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about MSA’s and Sierra Monitor’s managements’ future expectations, beliefs, goals, plans or prospects. Forward looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Any number of factors could cause actual results to differ materially from projections or forward looking statements, including without limitation the ability to consummate the transaction, risks that the conditions to the closing of the transaction are not satisfied, litigation relating to the transaction, the ability of MSA to successfully integrate Sierra Monitor’s operations and employees, unexpected costs, changes or expenses resulting from the transaction, risks that the transaction disrupts the current plans and operations of MSA and Sierra Monitor, the ability to realize anticipated synergies and cost savings, competition from larger and more established companies in Sierra Monitor’s markets, MSA’s ability to successfully grow Sierra Monitor’s business, potential adverse reactions or changes in business relationships resulting from the announcement of the transaction, the retention of key employees, global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations and the risks of doing business in foreign countries. A full listing of these risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"), including our most recent Form 10-K filed on February 22, 2019. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on its own investor relations website at http://investors.MSAsafety.com. MSA undertakes no duty to publicly update any forward looking statements contained herein, except as required by law.

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